ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Statutory Financial Statements
December 31, 2020 and 2019
(With Report of Independent Auditors Thereon)

Report of Independent Auditors

To the Board of Directors of Allianz Life Insurance Company of New York:

We have audited the accompanying statutory financial statements of Allianz Life Insurance Company of New York, which comprise the statutory statements of admitted assets, liabilities, and capital and surplus as of December 31, 2020 and 2019, and the related statutory statements of operations, capital and surplus, and of cash flow for the years then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the accounting practices prescribed or permitted by the New York State Department of Financial Services. Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 2 to the financial statements, the financial statements are prepared by the Company on the basis of the accounting practices prescribed or permitted by the New York State Department of Financial Services, which is a basis of accounting other than accounting principles generally accepted in the United States of America.

The effects on the financial statements of the variances between the statutory basis of accounting described in Note 2 and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the significance of the matter discussed in the “Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles” paragraph, the financial statements referred to above do not present fairly, in accordance

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with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2020 and 2019, or the results of its operations or its cash flows for the years then ended.

Opinion on Statutory Basis of Accounting

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and surplus of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in accordance with the accounting practices prescribed or permitted by the New York State Department of Financial Services described in Note 2.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN
April 2, 2021

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus
December 31, 2020 and 2019
(Dollars in thousands, except share data)

Admitted Assets	2020	2019
Cash and invested assets:
Bonds	$572,795	554,866
Cash and cash equivalents	16,637	41,013
Policy loans	143	329
Derivative assets	341	283
Receivables for securities	490	10
Total cash and invested assets	590,406	596,501
Investment income due and accrued	4,744	4,921
Deferred tax asset, net	6,487	4,307
Current federal and foreign income tax recoverable	—	7,390
Other assets	2,117	1,225
Admitted assets, exclusive of separate account assets	603,754	614,344
Separate account assets	3,773,866	3,232,062
Total admitted assets	$4,377,620	3,846,406

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus
December 31, 2020 and 2019
(Dollars in thousands, except share data)

Liabilities and Capital and Surplus	2020	2019
Policyholder liabilities:
Life policies and annuity contracts	$413,759	419,693
Accident and health policies	70,999	63,589
Deposit-type contracts	4,956	3,604
Life policy and contract claims	23	27
Accident and health policy and contract claims	274	194
Total policyholder liabilities	490,011	487,107
General expenses due and accrued	761	485
Due from separate accounts	(60,293)	(56,933)
Payable to parent and affiliates	3,902	3,384
Current income taxes	1,978	—
Asset valuation reserve	7,496	5,601
Derivative liabilities	—	—
Other liabilities	3,930	3,364
Liabilities, exclusive of separate account liabilities	447,785	443,008
Separate account liabilities	3,773,866	3,232,062
Total liabilities	4,221,651	3,675,070
Capital and surplus:
Common stock, $10 par value. Authorized, issued, and outstanding 200,000 shares at December 31, 2020 and 2019	2,000	2,000
Additional paid-in capital	72,500	72,500
Unassigned surplus	81,469	96,836
Total capital and surplus	155,969	171,336
Total liabilities and capital and surplus	$4,377,620	3,846,406

See accompanying notes to statutory financial statements.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Statutory Statements of Operations
Years ended December 31, 2020, 2019, and 2018
(Dollars in thousands)

	2020	2019	2018
Income:
Premiums and annuity considerations	$428,499	375,015	301,715
Consideration for supplementary contracts	3,445	1,904	5,117
Net investment income	18,028	19,866	23,273
Commissions and expense allowances on reinsurance ceded	291	181	201
Fees from separate accounts	66,045	68,960	72,602
Total income	516,308	465,926	402,908
Benefits and other expenses:
Policyholder benefits	34,640	33,083	26,024
Surrenders	209,892	222,802	220,688
Change in aggregate reserves and deposit funds	1,842	2,503	(35,379)
Commissions and other agent compensation	31,709	28,312	24,543
General and administrative expenses	25,166	24,318	18,963
Net transfers to separate accounts	186,015	134,980	107,721
Total benefits and other expenses	489,264	445,998	362,560
Income from operations before income taxes and net realized capital (loss) gain	27,044	19,928	40,348
Income tax expense (benefit)	1,280	(7,343)	(292)
Net income from operations before net realized capital (loss) gain	25,764	27,271	40,640
Net realized capital (loss) gain, net of taxes and interest maintenance reserve	(41,220)	(70,095)	7,217
Net (loss) income	$(15,456)	(42,824)	47,857

See accompanying notes to statutory financial statements.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Statutory Statements of Capital and Surplus
Years ended December 31, 2020, 2019, and 2018
(Dollars in thousands)

	2020	2019	2018
Capital and surplus at beginning of year	$171,336	223,746	173,058
Change in accounting principle, net of tax (Note 3)	—	—	3,191
Adjusted balance at beginning of year	171,336	223,746	176,249
Net (loss) income	(15,456)	(42,824)	47,857
Change in unrealized capital (loss) gain	(1,845)	(8,937)	18,410
Change in net deferred income tax	5,397	3,356	332
Change in nonadmitted assets	(1,698)	(2,712)	(18,198)
Other changes in capital and surplus	(1,765)	(1,293)	(904)
Capital and surplus at end of year	$155,969	171,336	223,746

See accompanying notes to statutory financial statements.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Statutory Statements of Cash Flow
Years ended December 31, 2020, 2019, and 2018
(Dollars in thousands)

	2020	2019	2018
Cash flows from operating activities:
Revenues:
Premiums and annuity considerations, net	$432,042	376,831	306,827
Net investment income	21,039	22,640	26,144
Other income	66,336	69,139	72,805
Total cash provided by operating activities	519,417	468,610	405,776
Benefits and expenses paid:
Benefit and loss-related payments	242,416	254,810	245,902
Commissions, expenses paid, and aggregate write-ins for deductions	56,583	52,455	42,993
Net transfers to separate accounts	189,376	131,928	72,777
Income tax (benefit received) paid , net	(7,436)	753	5,281
Total cash used in operating activities	480,939	439,946	366,953
Net cash provided by operating activities	38,478	28,664	38,823
Cash flows from investing activities:
Proceeds from investments sold, matured, or repaid:
Bonds	152,052	149,505	119,948
Miscellaneous proceeds	374	1,006	758
Total cash provided by investing activities	152,426	150,511	120,706
Cost of investments acquired:
Bonds	171,141	100,701	123,799
Derivatives	42,397	82,804	9,152
Total cash used in investing activities	213,538	183,505	132,951
Net cash used in investing activities	(61,112)	(32,994)	(12,245)
Cash flows from financing and miscellaneous activities:
Change in payable to parent and affiliates	518	(1,308)	1,895
Other	(2,260)	(988)	421
Net cash (used in) provided by financing and miscellaneous activities	(1,742)	(2,296)	2,316
Net (decrease) increase in cash and cash equivalents	(24,376)	(6,626)	28,894
Cash and cash equivalents:
Beginning of year	41,013	47,639	18,745
End of year	$16,637	41,013	47,639

See accompanying notes to statutory financial statements.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

(1)Organization and Nature of Operations
Allianz Life Insurance Company of New York (the Company) is a wholly-owned subsidiary of Allianz Life Insurance Company of North America (Allianz Life), which is a wholly-owned subsidiary of Allianz of America, Inc. (AZOA). AZOA is a wholly-owned subsidiary of Allianz Europe, B.V., which is a wholly-owned subsidiary of Allianz SE. Allianz SE is a European company registered in Munich, Germany, and is the Company's ultimate parent.
The Company is a life insurance company licensed to sell annuity, group and individual life, individual long-term care (LTC), and group accident and health policies in six states and the District of Columbia. Based on statutory net premium written, the Company's business is predominately annuity. The annuity business consists of variable-indexed and variable annuities. The life business includes individual life and consists entirely of term life policies. Accident and health business consists principally of LTC insurance. The Company has discontinued selling fixed annuity and LTC products. The Company's primary distribution channel is through broker-dealers.
After evaluating the Company’s ability to continue as a going concern, management is not aware of any conditions or events which raise substantial doubts concerning the Company’s ability to continue as a going concern as of the date of filing these Statutory Financial Statements.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Presentation
The Statutory Financial Statements have been prepared in accordance with accounting practices prescribed or permitted by the New York State Department of Financial Services (the Department). The Department recognizes statutory accounting practices prescribed or permitted by the state of New York for determining and reporting the financial condition and results of operations of an insurance company and its solvency under New York insurance law. The state of New York has adopted the National Association of Insurance Commissioners (NAIC) Accounting Practices and Procedures Manual as its prescribed basis of statutory accounting principles (SAP). The state of New York has also adopted certain prescribed accounting practices that differ from those found in NAIC SAP. The Company has no material statutory accounting practices that differ from those of the Department or NAIC SAP. These practices differ in some respects from accounting principles generally accepted in the United States of America (U.S. GAAP). The effects of these differences, while not quantified, are presumed to be material to the Statutory Financial Statements. The more significant of these differences are as follows:
(1)    Acquisition costs, such as commissions and other costs incurred in connection with acquiring new and renewal business, are charged to current operations as incurred. Under U.S. GAAP, acquisition costs that are directly related to the successful acquisition of insurance contracts are capitalized and charged to operations as the corresponding revenues or future profits are recognized.
(2)    Aggregate reserves for life policies and annuity contracts, excluding variable annuities, are based on statutory mortality and interest assumptions without consideration for lapses or withdrawals. Under U.S. GAAP, aggregate reserves consider lapses and withdrawals.
(3)    Ceded reinsurance recoverable are netted against their related reserves within Policyholder liabilities, Life policies and annuity contracts and Life policy and contract claims, on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. Under U.S. GAAP, these ceded reserves are presented on a gross basis as an asset.
(4)    Bonds are carried at values prescribed by the NAIC, generally amortized cost, except for those with an NAIC rating of 6, which are reported at the lower of amortized cost or fair value. Under U.S. GAAP, bonds classified as “available-for-sale” are carried at fair value, with unrealized gains and losses recorded in stockholder’s equity.
(5)    Changes in deferred income taxes are recorded directly to Unassigned surplus. Under U.S. GAAP, these items are recorded as an item of income tax benefit or expense in operations. Moreover, under NAIC SAP, a valuation allowance may be recorded against the deferred tax asset (DTA) and admittance

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

testing may result in an additional charge to capital and surplus for nonadmitted portions of DTAs. Under U.S. GAAP, a valuation allowance may be recorded against the DTA and reflected as an expense.
(6)    The Company is required to establish an asset valuation reserve (AVR) liability and an interest maintenance reserve (IMR) liability. The AVR provides for a standardized statutory investment valuation reserve for certain invested assets. Changes in this reserve are recorded as direct charges or credits to Unassigned surplus. The IMR is designed to defer net realized capital gains and losses resulting from changes in the level of prevailing market interest rates and amortize them into income within the Statutory Statements of Operations over the remaining life of the investment sold. The IMR represents the unamortized portion of applicable investment gains and losses as of the balance sheet date. There is no such concept under U.S. GAAP.
(7)    Certain assets designated as “nonadmitted assets” are not recognized and are charged directly to Unassigned surplus within the Statutory Statements of Capital and Surplus. These include, but are not limited to, furniture and fixtures, prepaid expenses, receivables outstanding greater than 90 days, negative IMR, and portions of DTAs. There is no such concept under U.S. GAAP.
(8)    A provision is made for amounts ceded to unauthorized reinsurers in excess of collateral in the form of a trust or letter of credit through a direct charge to Unassigned surplus within the Statutory Statements of Capital and Surplus. There is no such requirement under U.S. GAAP.
(9)    Revenues for universal life policies and annuity contracts, excluding deposit-type contracts, are recognized as revenue when received within the Statutory Statements of Operations. Under U.S. GAAP, policy and contract fees charged for the cost of insurance, policy administrative charges, amortization of policy initiation fees, and surrender contract charges are recorded as revenues when earned.
(10)    Benefits for universal life policies and annuity contracts within the Statutory Statements of Operations, excluding deposit-type contracts, consist of payments made to policyholders. Under U.S. GAAP, benefits represent interest credited, and claims and benefits incurred in excess of the policyholder’s contract balance.
(11)    Changes in the fair value of derivatives are recorded as direct adjustments to Unassigned surplus as a component of Change in unrealized capital gains (losses) within the Statutory Statements of Capital and Surplus. Under U.S. GAAP, changes in the fair value of derivatives are recorded in derivative income (loss) as part of operating income.
(12)    Commissions allowed by reinsurers on business ceded are reported as income when received within the Statutory Statements of Operations. Under U.S. GAAP, such commissions are deferred and amortized as a component of deferred acquisition costs to the extent recoverable.
(13)    The Statutory Financial Statements do not include a statement of comprehensive income as required under U.S. GAAP.
(14)    The Statutory Statements of Cash Flow do not classify cash flows consistent with U.S. GAAP and a reconciliation of net income to net cash provided from operating activities is not provided.
(15)    The calculation of reserves and transfers in the separate account statement requires the use of a Commissioners Annuity Reserve Valuation Method (CARVM) allowance on annuities for NAIC SAP. There is no such requirement under U.S. GAAP.
(16)    Sales inducements and premium bonuses are included in Life policies and annuity contracts in the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus, and are charged to current operations as incurred. Under U.S. GAAP, deferred sales inducements and premium bonuses are similarly reserved; however, the costs are capitalized as assets and charged to operations as future profits are recognized in a manner similar to acquisition costs.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

(17)    Negative cash balances are presented as a negative asset within the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. These balances are presented as a liability under U.S. GAAP.
(18)    Embedded derivatives are not separated from the host contract and accounted for separately as a derivative instrument. Under U.S. GAAP, entities must separate the embedded derivative from the host contracts and separately account for those embedded derivatives at fair value.
(19)    For variable-indexed annuities, the Department requires the Company to maintain a separate asset portfolio to back related reserves. These assets and liabilities are required to be included as part of the Separate account assets and Separate account liabilities presented on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. Under U.S. GAAP, there is no such requirement.
(b)    Permitted and Prescribed Statutory Accounting Practices
The Company is required to file annual statements with insurance regulatory authorities, which are prepared on an accounting basis permitted or prescribed by such authorities. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the NAIC. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. The Company has no permitted or prescribed practices that differ from NAIC SAP that had an impact on net income or surplus as of December 31, 2020, 2019, and 2018.
(c)    Use of Estimates
The preparation of Statutory Financial Statements in conformity with NAIC SAP requires management to make certain estimates and assumptions that affect reported amounts of admitted assets and liabilities, including reporting or disclosure of contingent assets and liabilities as of December 31, 2020 and 2019, and the reported amounts of revenues and expenses during the reporting period. Future events, including changes in mortality, morbidity, interest rates, capital markets, and asset valuations could cause actual results to differ from the estimates used within the Statutory Financial Statements. Such changes in estimates are recorded in the period they are determined.
(d)    Premiums and Annuity Considerations
Life premiums are recognized as income over the premium paying period of the related policies. Nondeposit-type annuity considerations are recognized as revenue when received. Accident and health premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies.
(e)    Aggregate Reserves for Life Policies and Annuity Contracts
Reserves are principally calculated as the minimum reserves permitted by the state where the contract is issued for the year in which the contract is issued.
For the Company’s fixed annuity product lines, reserves are calculated using CARVM. The Company uses both issue year for fixed-indexed and change in fund basis for deferred fixed-interest annuities for the calculation method, on a continuous basis, using the maximum allowable interest rate. Deferred fixed-indexed and fixed-interest annuities only have a single-tier structure, which may include bonuses.
For the Company’s variable and variable-indexed annuity product lines, reserves are calculated using NY Regulations 213, for guaranteed benefits with adequacy confirmed using stochastic scenario testing. Variable deferred annuities include a wide range of guaranteed minimum death benefits and living benefits (income, accumulation, and withdrawal).
Aggregate reserves for life insurance policies are principally calculated using the Commissioners Reserve Valuation Method (CRVM). Additional reserves are held for supplemental benefits and for contracts with secondary guarantees, consistent with prescribed regulations and actuarial guidelines.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

The Company performs an annual asset adequacy analysis as required by regulation covering substantially all of its reserves. These tests are not only performed under the required interest rate scenarios, but also under additional stochastically generated interest and equity growth scenarios. Sensitivity tests, including policy lapse, annuitization, maintenance expenses, and investment return, are performed to evaluate potential insufficiencies in reserve adequacy. The results of these tests and analysis resulted in additional adequacy reserves recorded of $13,000 and $0 at December 31, 2020 and 2019, respectively. For the universal life business, the Department’s Regulation 147 – Valuation of Life Insurance Reserves stand-alone asset adequacy analysis was performed, which resulted in establishing additional reserves of $100 as of December 31, 2020 and 2019, respectively.
(f)    Aggregate Reserves for Accident and Health Policies
For accident and health business, reserves consist of active life reserves (mainly reserves for unearned premiums and reserves for contingent benefits on individual LTC business) and claim reserves (the present value of amounts not yet due). Claim reserves represent incurred but unpaid claims under group policies. For the LTC business, the Department’s Regulation 56 – Minimum Reserves for Individual Accident and Health Insurance Policies stand‑alone asset adequacy analysis was performed through a gross premium valuation. The testing under the “sound value” requirements resulted in establishing additional reserves of $26,573 and $26,948 as of December 31, 2020 and 2019, respectively.
(g)    Deposit-type Contracts
Deposit-type contracts represent liabilities to policyholders in a payout status, who have chosen a fixed payout option without life contingencies. The premiums and claims related to deposit-type contracts are not reflected in the Statutory Statements of Operations as they do not have insurance risk. The Company accounts for the contract as a deposit-type contract in the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus.
(h)    Policy and Contract Claims
Policy and contract claims include the liability for claims reported but not yet paid, claims incurred but not yet reported (IBNR), and claim settlement expenses on the Company’s accident and health business. Actuarial reserve development methods are generally used in the determination of IBNR liabilities. In cases of limited experience or lack of credible claims data, loss ratios are used to determine an appropriate IBNR liability. Claim and IBNR liabilities of a short-term nature are not discounted, but those claim liabilities resulting from disability income or LTC benefits include interest and mortality discounting.
(i)    Reinsurance
The Company cedes business to other insurers. Reinsurance premium and benefits paid or provided are accounted for in a manner consistent with the basis used in accounting for original policies issued and the terms of the reinsurance contracts. Amounts recoverable from reinsurers represent account balances and unpaid claims covered under reinsurance contracts. Amounts paid or deemed to have been paid for claims covered by reinsurance contracts are recorded as a reinsurance recoverable and are included in Other assets on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus.
(j)    Investments
Investment values are determined in accordance with methods prescribed by the NAIC.
Bonds
The Securities Valuation Office (SVO) of the NAIC evaluates the credit quality of the Company’s bond investments. Bonds rated at “1” (highest quality), “2” (high quality), “3” (medium quality), “4” (low quality), or “5” (lower quality) are reported at cost adjusted for the amortization of premiums, accretion of discounts, and any impairment. Bonds rated at “6” (lowest quality) are carried at the lower of amortized cost or fair value with any adjustments to fair value recorded to Unassigned surplus within the Statutory Statements of Capital and Surplus.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

In accordance with its investment policy, the Company invests primarily in high-grade marketable securities. Dividends are accrued on the date declared and interest is accrued as earned. Premiums or discounts on bonds are amortized using the constant-yield method.
Loan-backed securities and structured securities are amortized using anticipated prepayments, in addition to other less significant factors. Prepayment assumptions for loan-backed and structured securities are obtained from various external sources or internal estimates. The Company believes these assumptions are consistent with those a market participant would use. The Company recognizes income using the modified scientific method based on prepayment assumptions and the estimated economic life of the securities. For structured securities, except impaired bonds, when actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments retrospectively. Any resulting adjustment is included in Net investment income on the Statutory Statements of Operations. For impaired bonds, when adjustments are made for anticipated prepayments and other expected changes in future cash flows, the effective yield is recalculated using the prospective method as required by Statement of Statutory Accounting Principles (SSAP) No. 43R – Loan Backed and Structured Securities (SSAP No. 43R).
Hybrid securities are investments structured to have characteristics of both stocks and bonds. The Company records these securities within Bonds on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus.
Gross realized gains and losses are computed based on the average amortized cost of all lots held for a particular CUSIP.
The fair value of bonds is obtained from third-party pricing sources whenever possible. Management completes its own independent price verification (IPV) process, which ensures security pricing is obtained from a third-party source other than the sources used by the Company's internal and external investment managers. The IPV process supports the reasonableness of price overrides and challenges by the internal and external investment managers and reviews pricing for appropriateness. Results of the IPV process are reviewed by the Company’s Pricing Committee.
Allianz Life reviews its entire combined investment portfolio, including the investment portfolios of the Company and all other subsidiaries, in aggregate each quarter to determine if declines in fair value are other than temporary.
For bonds for which the fair value is less than amortized cost, the Company evaluates whether a credit loss exists by considering primarily the following factors: (a) the length of time and extent to which the fair value has been less than the amortized cost of the security; (b) changes in the financial condition, credit rating, and near-term prospects of the issuer; (c) whether the issuer is current on contractually obligated interest and principal payments; (d) changes in the financial condition of the security’s underlying collateral, if any; and (e) the payment structure of the security. For loan-backed securities, the Company must allocate other-than-temporary impairments (OTTI) between interest and noninterest-related declines in fair value. Interest-related impairments are considered other than temporary when the Company has the intent to sell the investment prior to recovery of the cost of the investment. The Company maintains a prohibited disposal list that restricts the ability of the investment managers to sell securities in a significant unrealized loss position and requires formal attestations from investment managers regarding their lack of intent to sell certain securities.
Impairments considered to be other-than-temporary are recorded as a reduction of the cost of the security, and a corresponding realized loss is recognized on the Statutory Statements of Operations in the period in which the impairment is determined. Recognition of the realized loss is subject to potential offset by AVR and IMR.
Cash and Cash Equivalents
Cash and cash equivalents may include cash on hand, demand deposits, money market funds, and highly liquid debt instruments purchased with an original maturity of three months or less. Due to the short-term nature of these investments, the carrying value is deemed to approximate fair value.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

Policy Loans
Policy loans are supported by the underlying cash value of the policies. Policy loans are carried at unpaid principal balances plus accrued interest income on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. The unpaid principal balances are not in excess of the cash surrender values of the related policies.
Receivables for Securities
Receivables and payables for securities are carried at fair value on the trade date and represent a timing difference on securities that are traded at the balance sheet date but not settled until subsequent to the balance sheet date. Receivables and payables for securities are included in Receivables for securities and Other liabilities, respectively, on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus.
(k)    Derivatives
The Company utilizes derivatives within certain actively managed investment portfolios for hedging purposes.
Futures and Options Contracts
The Company provides benefits through certain annuity products which are linked to the fluctuation of various market indices, and certain variable annuity contracts that provide minimum guaranteed benefits. The Company has analyzed the characteristics of these benefits and has entered into over-the-counter (OTC) option contracts and exchange-traded futures contracts tied to an underlying index with similar characteristics with the objective to economically hedge these benefits. Management monitors in-force amounts as well as option and futures contract values to ensure satisfactory matching and to identify unsatisfactory mismatches. If actual persistency deviated, management would purchase or sell option and futures contracts as deemed appropriate or take other actions.
The OTC option contracts are reported at fair value in Derivative assets and Derivative liabilities on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. The fair value of the OTC options is derived internally and deemed by management to be reasonable via performing an IPV process. The process of deriving internal derivative prices requires the Company to calibrate Monte Carlo scenarios to actual market information. The calibrated scenarios are applied to derivative cash flow models to calculate fair value prices for the derivatives. Incremental gains and losses from expiring options are included in Net realized capital gain (loss) on the Statutory Statements of Operations. The liability for the related policyholder benefits is reported in Life policies and annuity contracts on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. The unrealized gain or loss on open OTC option contracts is recognized as a direct adjustment to Unassigned surplus within the Statutory Statements of Capital and Surplus. Any unrealized gains or losses on open OTC option contracts are recognized as realized when the contracts mature (see Note 5 for further discussion).
Futures contracts do not require an initial cash outlay, and the Company has agreed to daily net settlement based on movements of the representative index. Therefore, no asset or liability is recorded as of the end of the reporting period. A derivative asset or liability and an offsetting variation margin payable or receivable is recorded in Derivative assets or Derivative liabilities in the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus for the outstanding unpaid variation margin representing market movements on the last trading day of the year.
Gains and losses are not considered realized until the termination or expiration of the futures contract. Unrealized gains and losses on futures contracts are reflected in the Statutory Statements of Capital and Surplus in Unassigned surplus, within Change in unrealized capital gains (loss). Realized gains and losses on futures contracts are included in the Statutory Statements of Operations, Net realized capital gain (loss), net of taxes and interest maintenance reserve.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

In 2018, NAIC SAP issued an update to SSAP No. 86 – Derivatives (SSAP No. 86) clarifying treatment of futures gains and losses, see Note 3 for further discussion.
Interest Rate Swaps and Total Return Swaps
The Company utilizes interest rate swaps (IRS) and total return swaps (TRS) also to economically hedge market risks embedded in certain annuities. IRS and TRS contracts are reported at fair value in Derivative assets or Derivative liabilities on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. The fair value of the IRS are derived using a third-party vendor software program and deemed by management to be reasonable. Centrally cleared IRS fair values are obtained from the exchange on which they are traded. The fair value of the TRS is based on counterparty pricing and deemed by management to be reasonable. Changes in unrealized gains and losses on the swaps are recorded as a direct adjustment to Unassigned surplus within the Statutory Statements of Capital and Surplus. Gains and losses on exchange cleared IRS are recorded as unrealized until the contracts mature or are disposed at which time they are recorded as realized, subject to offset by IMR.
In March 2018, the Company changed its hedging strategy for certain variable annuities, which resulted in the sale of its IRS portfolio. See Note 5(f) for further details on the sale. As such, the Company does not have any IRS accounted for under SSAP No. 108, Derivatives Hedging Variable Annuity Guarantees.
(l)    Income Taxes
The Company files a consolidated federal income tax return with AZOA. The consolidated tax allocation agreement stipulates that each company participating in the return will bear its share of the tax liability pursuant to certain tax allocation elections under the Internal Revenue Code (IRC) and its related regulations and reimbursement will be in accordance with an intercompany tax reimbursement arrangement. The Company generally will be paid for the tax benefit of any of their tax attributes used by any member of the consolidated group.
The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. Any such change could significantly affect the amounts reported in the Statutory Statements of Operations. Management uses best estimates to establish reserves based on current facts and circumstances regarding tax exposure items where the ultimate deductibility is open to interpretation. Quarterly, management evaluates the appropriateness of such reserves based on any new developments specific to their fact patterns. Information considered includes results of completed tax examinations, Technical Advice Memorandums, and other rulings issued by the Internal Revenue Service or the tax courts.
The Company utilizes the asset and liability method of accounting for income taxes. DTAs and deferred tax liabilities (DTLs), net of the nonadmitted portion are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Gross DTAs and DTLs are measured using enacted tax rates and are considered for admitted tax asset status according to the admissibility test as set forth by the state of New York. Changes in DTAs and DTLs, including changes attributable to changes in tax rates, are recognized as a component of Unassigned surplus on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus.

14 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

(m)    Separate Accounts
Separate account assets and liabilities are primarily funds held for the exclusive benefit of variable and variable-indexed annuity contract holders for which investment income and investment gains and losses accrue directly to and the investment risk is borne by contract holders. Separate account assets are reported at fair value in accordance with SSAP No. 56 – Separate Accounts (SSAP No. 56), with the exception of certain bonds, cash, cash equivalents, and investment income due and accrued. Certain assets that are allocated to the index options for the Allianz Index Advantage New York Variable Annuity (VIA) are invested in bonds and cash equivalents and carried at amortized cost in accordance with the product filing requirements in the state of New York.
Amounts due from separate accounts primarily represent the difference between the surrender value of the contracts and the Separate account liability as disclosed on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. This receivable represents the surrender fee that would be paid to the Company upon the surrender of the policy or contract by the policyholder or contract holder as of December 31. Amounts charged to the contract holders for mortality and contract maintenance, and other administrative services fees are included in income within Fees from separate accounts on the Statutory Statements of Operations. These fees have been earned and assessed against contract holders on a daily or monthly basis throughout the contract period and are recognized as revenue when assessed and earned. Transfers to (from) separate accounts within the Statutory Statements of Operations primarily includes transfers for new premium and annuity considerations, benefit payments, surrender charge wear-off, realized and unrealized investment gains/losses, investment income, and other contractholder behavior.
(n)    Receivables
Receivable balances approximate estimated fair values. This is based on pertinent information available to management as of year-end, including the financial condition and creditworthiness of the parties underlying the receivables. Any balances outstanding more than 90 days are nonadmitted on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus.
(o)    Reclassifications
Prior year balances have not been reclassified to conform to the current year presentation.
(3)    Accounting Changes and Corrections of Errors
Accounting Changes
Variable-Indexed Annuity Basic Adjusted Reserve Calculation
In 2018, the Company changed its methodology used to calculate the Basic Adjusted Reserve for variable-indexed annuities to utilize the guaranteed cap instead of the projected index option. The prior period impacts of the methodology change were recorded in 2018 and resulted in a pre-tax decrease of $4,040 to Policyholder liabilities for Life policies and annuity contracts within the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. The corresponding increase to surplus of $3,191 is recorded in Change in accounting principle, net of tax within the Statutory Statements of Capital and Surplus.
Recently Issued Accounting Standards – Adopted in 2020
In 2016, the NAIC adopted revisions to SSAP No. 51R, Life Contracts and SSAP No. 54, Individual and Group Accident and Health Contracts, Issue Paper No. 154, Implementation of Principles-Based Reserving. These revisions relate to the adoption of the Valuation Manual and provides for principles based reserving for Life and Heath contracts. The Valuation Manual is part of the Department Regulation 213. Final adoption of the First Amendment to Regulation 213 was published February 2020 and provides the following revisions: 1) VM-20, Requirements for Principle-Based Reserves for Life Products, is effective January 1, 2020. However, an insurer may request a one-year delay in adopting this standard. The Company has an agreement with the Department that it will adopt Regulation 213 for life products in 2021. 2) VM-21, Requirements for Principle-Based Reserves for Variable Annuities, applies to business issued on or after January 1, 2017. Under VM-21, during 2017, 2018, and 2019, the Company elected to

15 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

combine contracts subject to Actuarial Guideline 43 and VM-21 for purposes of calculating reserves. In 2019, the NAIC adopted revisions to both Actuarial Guideline 43 and VM-21, effective January 1, 2020. The implementation of the Regulation 213 revisions as of January 1, 2020 resulted in no change in reserves. The portion of the Standard reserve that was impacted with the implementation of Regulation 213 did not exceed the offsetting hedge component within the calculation after the changes, resulting in no impact to the reported reserve. The 2019 amendments to VM-21 allow an optional phase-in of the increase which the Company did not elect. 3) VM-22, Statutory Maximum Valuation Interest Rates for Income Annuities, VM-25, Health Insurance Reserves Minimum Requirements, and VM-26, Credit Life and Disability Reserve Requirements, are not applicable as the Company does not issue these contracts.
In August 2019, the NAIC adopted SSAP No. 22R, Leases. This revised standard is a substantive revision, reorganization, and clarification of SSAP 22. It adopts much of the language of US GAAP Accounting Standards Update (ASU) 2016-02, Leases, but retains operating lease accounting for Statutory accounting. It was effective January 1, 2020, with early adoption permitted. The Company adopted these revisions effective January 1, 2020. There was no impact on net income or surplus during the year ended December 31, 2020, as a result of adopting the revisions.
In March 2020, the NAIC adopted INT 20-01, Reference Rate Reform. The interpretation adopted the optional guidance outlined in ASU 2020-04, Reference Rate Reform, for a limited period of time to ease the potential burden on accounting for reference rate reform. The practical expedients outlined in the interpretation are for modifications solely related to reference rate reform and optionally suspends assessments for re-measuring a contract and de-designating a hedge relationship. This interpretation is effective on the date of adoption and expires on December 31, 2022. The Company adopted the optional guidance in this interpretation effective March 12, 2020. As of December 31, 2020, the Company has not made any modifications to financial assets or liabilities as a result of reference rate reform.
In April, May, June, and August 2020, the NAIC adopted and extended, the following interpretations (INT) in response to the COVID-19 pandemic:
•INT 2020-02, Extension of 90-Day Rule for the Impact of COVID-19. This INT extends a one-time optional extension of the nonadmission assessment guidance for premiums and similar receivables due from policyholders or agents. For receivables that were current prior to the beginning of the declaration of a state of emergency by the U.S. federal government on March 13, 2020 or originated on or after March 13, 2020, insurers may continue to admit assets greater than 90 days past due. This INT is applicable for the March 31, 2020, June 30, 2020, and September 30, 2020 financial statements and expired on December 30, 2020. This INT did not have a material impact to the Company.
•INT 2020-03, Troubled Debt Restructuring Due to COVID-19. This INT follows the interagency COVID-19 guidance issued by federal and state prudential banking regulators (and concurred by the FASB) and the Coronavirus Aid, Relief, and Economic Security (CARES) Act. Specifically, a modification of a mortgage loan or bank loan terms do not result in troubled debt restructurings as long as the modification is in response to COVID-19, the borrower was current at the time of the modification, and the modification is short-term. In addition, insurers are not required to designate mortgage loans or bank loans with deferrals granted due to COVID-19 as past due or report them as nonaccrual loans. This INT was effective for the period beginning March 1, 2020 and originally expired on December 31, 2020. In January 2021, the provisions in this INT were extended updating the effective period to be the earlier of January 1, 2022 or the date that is 60 days after the date on which the national emergency declared by the President terminates. This INT did not have a material impact to the Company.
•INT 2020-04, Mortgage Loan Impairment Assessment Due to COVID-19. This INT defers the impairment assessment for bank loans, mortgage loans, and investments which predominantly hold underlying mortgage loans and are impacted by forbearance or modifications in response to COVID-19. This INT is applicable for the March 31, 2020, June 30, 2020, and September 30, 2020 financial statements and expired on December 30, 2020. This INT did not have a material impact to the Company.

16 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

•INT 2020-05, Investment Income Due and Accrued. This INT provides temporary relief guidance for assessing the collectability of interest income, admissibility relief of accrued investment income 90 days past due, and clarifies how interest income should be recognized during a payment holiday. This INT is applicable for the June 30, 2020, and September 30, 2020 financial statements and expired on December 30, 2020. This INT did not have did not have a material impact to the Company.
•INT 2020-06, Participation in the 2020 TALF Program. This INT provides guidance for reporting Term Asset-Backed Securities Lending Facility (TALF) loans for the duration of the 2020 TALF program. This INT did not impact the Company as the Company did not participate in this program.
•INT 2020-07, Troubled Debt Restructuring of Certain Debt Investments Due to COVID-19. This INT provides temporary guidance by allowing practical expedients when assessing whether modifications made to debt securities (under SSAP No. 26R and SSAP No. 43R) due to COVID-19 are insignificant. Specifically, the guidance proposes restructurings in response to COVID-19 are considered to be insignificant if the restructuring results in a 10% or less shortfall amount in the contractual amount due and does not extend the maturity of the investment by more than 3 years. This INT was effective for the period beginning March 1, 2020 and originally expired on December 31, 2020. In January 2021, the provisions in this INT were extended updating the effective period to be the earlier of January 1, 2022 or the date that is 60 days after the date on which the national emergency declared by the President terminates. This INT did not have a material impact to the Company.
•INT 2020-08, COVID-19 Premium Refunds, Rate Reductions and Policyholder Dividends. This INT provides guidance for returns or benefits to policyholders. This INT did not impact the Company.
These INTs have an immaterial effect on the financial statements as of December 31, 2020. The Company will continue to monitor these INTs and assess impacts until they are nullified.
In May 2020, the NAIC adopted revisions to SSAP No. 26R, Bonds, which provides clarifying guidance when assessing other than temporary impairments (OTTI) for debt instruments that have been previously modified pursuant to SSAP No. 36, Troubled Debt Restructuring, or SSAP No. 103R, Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The revisions to SSAP No. 26R state subsequent OTTI assessments for debt instruments modified under SSAP No. 36 or SSAP No 103 will be based on the modified contractual terms and not revert back to the original acquisition terms. These revisions were effective May 20, 2020 and were subsequently adopted by the Company. There was no impact on net income or surplus during the year ended December 31, 2020, as a result of adopting the revisions.
In November 2020, the NAIC adopted revisions to SSAP No. 43R, Loan-Backed and Structured Securities. The revisions reflect the updated NAIC designation category for residential and commercial mortgage-backed securities that utilize the financial modeling guidance. The revisions were effective November 12, 2020 and was subsequently adopted by the Company. There was no impact on net income or surplus during the year ended December 31, 2020, as a result of adopting the revisions.
Recently Issued Accounting Standards – Adopted in 2019
Not applicable.
Recently Issued Accounting Standards – Adopted in 2018
In 2017, the NAIC adopted revisions to SSAP No. 86. These revisions clarify that variation margin changes should not be recognized as "settlement" until the derivative contract has terminated and instead should be recognized as an adjustment to the carrying value of the derivative contract as a separate asset or liability. The revisions are effective January 1, 2018 with prospective application. Upon adoption, the Company reflected a prospective change in variation margin for all futures contracts as unrealized until sale, maturity, or expiration, resulting in a pre-tax decrease of $7,969 to net income and no impact to surplus for the year ended December 31, 2018.

17 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

Corrections of Errors
The Company records correction of errors in accordance with SSAP No. 3 – Accounting Changes and Correction of Errors (SSAP No. 3). SSAP No. 3 prescribes that the correction of errors in previously issued Statutory Financial Statements will be reported as an adjustment to capital and surplus in the period the error is detected. These errors are shown within Correction of errors, net of tax, on the Statutory Statements of Capital and Surplus.
(4)    Risk Disclosures
The following is a description of the significant risks facing the Company and how it attempts to mitigate those risks:
(a)    Credit Risk
Credit risk is the risk that issuers of fixed-income securities, or other parties with whom the Company has transactions, such as reinsurers and derivative counterparties, default on their contractual obligations, resulting in unexpected credit losses.
The Company mitigates this risk by adhering to investment policies and limits that provide portfolio diversification on an asset class, asset quality, creditor, and geographical basis, and by complying with investment limitations from applicable state insurance laws and regulations. The Company considers all relevant objective information available in estimating the cash flows related to structured securities. The Company actively monitors and manages exposures, and determines whether any securities are impaired. The aggregate credit risk is influenced by management’s risk/return preferences, the economic and credit environment, and the ability to manage this risk through liability portfolio management.
For derivative counterparties, the Company mitigates credit risk by tracking and limiting exposure to each counterparty through limits that are reported regularly and, once breached, restricts further trades; establishing relationships with counterparties rated BBB+ and higher; and monitoring the credit default swaps (CDS) of each counterparty as an early warning signal to cease trading when credit default swap spreads imply severe impairment in credit quality.
The Company executes Credit Support Annexes (CSA) with all active and new counterparties which further limits credit risk by requiring counterparties to post collateral to a segregated account to cover any counterparty exposure. Additionally most transactions are cleared through a clearinghouse thereby transferring counterparty risk from the bank to the clearinghouse that tends to have stronger credit. This often leads to increased collateralization and lower counterparty risk for the Company.
(b)    Credit Concentration Risk
Credit concentration risk is the risk of increased exposure to significant asset defaults (of a single security issuer); economic conditions (if business is concentrated in a certain industry sector or geographic area); or adverse regulatory or court decisions (if concentrated in a single jurisdiction) affecting credit.
The Company’s Finance Committee, responsible for asset/liability management (ALM) issues, recommends an investment policy to the Company’s Board of Directors (BOD) and approves the strategic asset allocation and accompanying investment mandates for an asset manager with respect to asset class. The investment policy and accompanying investment mandates specify asset allocation among major asset classes and the degree of asset manager flexibility for each asset class. The investment policy complies, at a minimum, with state statutes. Compliance with the policy is monitored by the Finance Committee who is responsible for implementing internal controls and procedures. Deviations from the policy are monitored and addressed. The Finance Committee and, subsequently, the BOD review the investment policy at least annually.
To further mitigate this risk, internal concentration limits based on credit rating and sector are established and are monitored regularly by Allianz Life on a consolidated basis. Any ultimate obligor group exceeding these limits is placed on a restricted list to prevent further purchases, and the excess exposure may be actively sold down to comply with concentration limit guidelines. Any exceptions require Chief Risk Officer approval and monitoring by the Risk Committee. Further, the Company performs a quarterly concentration risk calculation to ensure compliance with the State of New York basket clause.

18 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

(c)    Liquidity Risk
Liquidity risk is the risk that unexpected timing or amounts of cash needed will require liquidation of assets in a market that will result in a realized loss or an inability to sell certain classes of assets such that an insurer will be unable to meet its obligations and contractual guarantees. Liquidity risk also includes the risk that in the event of a company liquidity crisis, refinancing is only possible at higher interest rates. Liquidity risk can be affected by the maturity of liabilities, the presence of withdrawal penalties, the breadth of funding sources, and terms of funding sources. It can also be affected by counterparty collateral triggers as well as whether anticipated liquidity sources, such as credit agreements, are cancelable.
The Company manages liquidity within four specific domains: (1) monitoring product development, product management, business operations, and the investment portfolio; (2) setting ALM strategies; (3) managing the cash requirements stemming from the Company’s derivative dynamic economic hedging activities; and (4) establishing a liquidity facility with Allianz Life to provide additional liquidity. The Company has established liquidity risk limits, which are approved by the Company’s Risk Committee, and the Company monitors its liquidity risk regularly.
(d)    Interest Rate Risk
Interest rate risk is the risk that movements in interest rates or interest rate volatility will cause a decrease in the value of an insurer’s assets relative to the value of its liabilities and/or an unfavorable change in prepayment activity resulting in compressed interest margins.
The Company has an ALM strategy to align cash flows and duration of the investment portfolio with policyholder liability cash flows and duration. Allianz Life monitors the economic and accounting impacts of interest rate sensitivities on assets and liabilities on a consolidated basis regularly and on the Company's specific basis periodically.
(e)    Equity Market Risk
Equity market risk is the risk that movements in equity prices or equity volatility will cause a decrease in the value of an insurer’s assets relative to the value of its liabilities.
Variable annuity products guarantee minimum payments regardless of market movements. The Company has adopted an economic hedging program to manage the equity risk of these products.
Allianz Life monitors the impacts of equity sensitivities on assets and liabilities on a consolidated basis regularly and on the Company’s specific basis periodically.
Basis risk is the risk that variable annuity hedge asset values change unexpectedly relative to the value of the underlying separate account funds of the variable annuity contracts. Basis risk may arise from the Company’s inability to directly hedge the underlying investment options of the variable annuity contracts. The Company regularly reviews and synchronizes fund mappings, product design features, hedge design, and manages funds line-up.
(f)    Operational Risk
Operational risk is the risk of loss resulting from inadequate or failed internal processes and systems, from human misbehavior or error, or from external events. Operational risk is comprised of the following seven risk categories: (1) external fraud; (2) internal fraud; (3) employment practices and workplace safety; (4) clients/third-party, products and business practices; (5) damage to physical assets; (6) business disruption and system failure; and (7) execution, delivery, and process management. Operational risk is comprehensively managed through a combination of core qualitative and quantitative activities.
The Operational Risk Management framework includes the following key activities: (1) an Operational Risk Capital Model covering all material types of operational risks, under which the Company quantifies and regularly monitors operational risk; (2) loss data capture to create transparency and gather information about losses that meet a designated threshold. Business owners are required to identify and resolve the root cause of

19 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

operational loss events; and (3) an integrated risk and control system, a bottom-up risk assessment process for significant operational risk scenarios, to proactively manage significant operational risk scenarios throughout the organization.
(g)    Regulatory Change Risk
Regulatory change risk is the risk that regulatory changes and imposed regulation may materially impact the Company's business model, sales levels, company financials and ability to effectively comply with regulations.
The Company actively monitors all regulatory changes and participates in national and international discussions relating to legal, regulatory, and accounting changes. The Company maintains active membership with various professional and industry trade organizations. A formal process exists to review, analyze, and implement new legislation as it is enacted.
(h)    Rating Agency Risk
Rating agency risk is the risk that rating agencies change their outlook or rating of the Company. The rating agencies generally utilize proprietary capital adequacy models in the process of establishing ratings for the Company. The Company is at risk of changes in these models and the impact that changes in the underlying business that it is engaged in can have on such models. To mitigate this risk, the Company maintains regular communications with the rating agencies and evaluates the impact of significant transactions on such capital adequacy models and considers the same in the design of transactions to minimize the adverse impact of this risk. Rating agency risk is also addressed in the TRA process and on an ad hoc basis as necessary.
(i)    Mortality/Longevity Risk
Mortality/longevity risk is the risk that mortality experience is different than the life expectancy assumptions used by the Company to price its products.
The Company mitigates mortality risk primarily through reinsurance, whereby the Company cedes a significant portion of its mortality risk to third parties. The Company also manages mortality risk through the underwriting process. Both mortality and longevity risks are managed through the review of life expectancy assumptions and experience in conjunction with active product management.
(j)    Lapse Risk
Lapse risk is the risk that actual lapse experience evolves differently than the assumptions used for pricing and valuation exercises leading to a significant loss in Company value and/or income.
The Company mitigates this risk by performing sensitivity analysis at the time of pricing to affect product design, adding Market Value Adjustments and surrender charges when appropriate, regular ALM analysis, and exercising management levers at issue, as well as post-issue as experience evolves. Policyholder experience is monitored regularly.
(k)    Cyber Security Risk
Cyber security risk is the risk of losses due to external and/or internal attacks impacting the confidentiality, integrity, and/or availability of key systems, data, and processes reliant on digital technology. The Company has implemented preventative, detective, response, and recovery measures including firewalls, intrusion detection and prevention, advanced malware detection, spyware and anti-virus software, email protection, network and laptop encryption, web content filtering, web application firewalls, and regular scanning of all servers and network devices to identify vulnerabilities. Controls are implemented to prevent and review unauthorized access.
(l)    Reinsurance Risk
Reinsurance risk is the risk that reinsurance companies default on their obligation where the Company has ceded a portion of its insurance risk. The Company uses reinsurance to limit its risk exposure to certain business lines and to enable better capital management.

20 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company.
The Company mitigates this risk by requiring certain counterparties to meet thresholds related to the counterparty’s credit rating, exposure, or other factors. If the thresholds are not met by those counterparties, they are required to establish a trust or letter of credit backed by assets meeting certain quality criteria. All arrangements are regularly monitored to determine whether trusts or letters of credit are sufficient to support the ceded liabilities and that their terms are being met. Also, the Company reviews the financial standings and ratings of its reinsurance counterparties and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies regularly.
(5)    Investments
(a)    Bonds and Other Assets Receiving Bond Treatment
At December 31, the amortized cost, gross unrealized gains, gross unrealized losses, and fair values of investments are shown below:

	2020
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Bonds:
U.S. government	$100,155	2,304	352	102,107
States and political subdivisions	7,010	1,299	—	8,309
Corporate securities	323,878	47,863	—	371,741
Mortgage-backed securities	141,752	9,198	—	150,950
Total	$572,795	60,664	352	633,107

	2019
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Bonds:
U.S. government	$70,170	432	77	70,525
States and political subdivisions	7,092	686	—	7,778
Corporate securities	338,916	31,107	10	370,013
Mortgage-backed securities	138,688	5,194	2	143,880
Total	$554,866	37,419	89	592,196
At December 31, 2020 and 2019, the Company did not have NAIC-6 rated bonds.
At December 31, 2020 and 2019, the Company did not have any hybrid securities.
As of December 31, 2020 and 2019, investments with a statement value of $1,662 and $1,667, respectively were held on deposit as required by statutory regulations.

21 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

The amortized cost and fair value of bonds and other assets receiving bond treatment reported in the statutory Annual Statement Schedule D Part 1A at December 31, 2020, by contractual maturity, are shown below:

	Amortized cost	Fair value
Due in 1 year or less	$37,018	37,348
Due after 1 year through 5 years	172,214	182,074
Due after 5 years through 10 years	104,596	114,851
Due after 10 years through 20 years	83,318	105,447
Due after 20 years	33,897	42,436
Loan-backed and other structured securities	141,752	150,951
Total bonds and other assets receiving bond treatment	$572,795	633,107
Expected maturities will differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
Proceeds from sales of bonds includes sales, maturities, paydowns, and other redemptions of bonds and other assets receiving bond treatment. Proceeds from sales of bonds for the years ended December 31 are shown below:

	2020	2019	2018
Proceeds from sales	$152,052	149,505	119,948
Gross gains	1,883	1,314	299
Gross losses	297	481	2,061
For the years ended December 31, 2020 and 2019, there were 15 and 7 CUSIPs sold, disposed, or otherwise redeemed as a result of a callable feature, respectively. The aggregate amount of investment income generated as a result of these transactions was $735 and $212 for 2020 and 2019, respectively.
The Company’s bond portfolio includes mortgage-backed securities. Due to the high quality of these investments and the lack of subprime loans within the securities, the Company does not have a material exposure to subprime mortgages.
(b)    Unrealized Investment Losses
To determine whether or not declines in fair value are other than temporary, Allianz Life performs a quarterly review of its entire combined investment portfolio, including the Company as their subsidiary, using quoted market prices by third-party sources. For further discussion, see Notes 2 and 6.
Unrealized losses and the related fair value of investments held by the Company for the years ended December 31 are shown below:

	2020
	12 months or less		Greater than 12 months		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Bonds:
U.S. government	$19,941	352	—	—	19,941	352
Corporate securities	4,000	—	—	—	4,000	—
Total temporarily impaired securities	$23,941	352	—	—	23,941	352

22 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

	2019
	12 months or less		Greater than 12 months		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Bonds:
U.S. government	$12,753	77	—	—	12,753	77
Corporate securities	495	2	273	8	768	10
Mortgage-backed securities	2,011	2	—	—	2,011	2
Total temporarily impaired securities	$15,259	81	273	8	15,532	89
As of December 31, 2020 and 2019, the number of bonds that were in an unrealized loss position was 4 and 6, respectively.
As of December 31, 2020 and 2019, of the total amount of unrealized losses, $352, or 100.0%, and $80, or 90.4%, respectively, are related to unrealized losses on investment grade securities. Investment grade is defined as a security having an NAIC SVO credit rating of 1 or 2. Unrealized losses on securities are principally related to changes in interest rates or changes in sector spreads from the date of purchase. As contractual payments continue to be met, management continues to expect all contractual cash flows to be received and does not consider these investments to be other-than-temporarily impaired.
(c)    Realized Investment Gains (Losses)
Net realized capital gains (losses) for the years ended December 31 are shown below:

	2020	2019	2018
Bonds	$101	784	(2,125)
Derivatives	(40,495)	(70,151)	(37,022)
Other	45	4	27
Total realized capital losses	(40,349)	(69,363)	(39,120)
Income tax (expense) benefit on net realized losses	(651)	(118)	335
Total realized capital losses, net of taxes	(41,000)	(69,481)	(38,785)
Net gains (losses) transferred to IMR, net of taxes	220	614	(46,002)
Net realized (losses) gains, net of taxes and IMR	$(41,220)	(70,095)	7,217
(d)    Net Investment Income
Major categories of net investment income for the years ended December 31 are shown below:

	2020	2019	2018
Interest:
Bonds	$20,529	21,636	22,183
Policy loans	9	13	(12)
Cash, cash equivalents, and short-term investments	245	686	779
Derivatives	(11)	—	990
Other	59	52	30
Gross investment income	20,831	22,387	23,970
Investment expenses	(1,239)	(974)	(691)
Net investment income before amortization of IMR	19,592	21,413	23,279
Amortization of IMR	(1,564)	(1,547)	(6)
Net investment income	$18,028	19,866	23,273

23 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

(e)    Loan-Backed Securities
SSAP No. 43R requires the bifurcation of impairment losses on loan-backed or structured securities into interest and noninterest-related portions. The noninterest portion is the difference between the present value of cash flows expected to be collected from the security and the amortized cost basis of the security. The interest portion is the difference between the present value of cash flows expected to be collected from the security and its fair value at the balance sheet date.
The Company had no loan-backed securities with a recognized OTTI for the years ended December 31, 2020 and 2019.
(f)    Derivatives and Hedging Instruments
The Company does not have derivative contracts with financing premium. Derivatives held by the Company do not qualify for hedge accounting treatment.
In March 2018, the Company changed its hedging strategy for certain variable annuities, which resulted in the sale of its IRS portfolio. As a result of the sale, the Company recorded a realized loss of $56,161 that was offset by IMR of $44,367 and a tax benefit of $11,794. The sale resulted in a negative IMR balance that was reclassified to an asset and fully nonadmitted.
Futures and Options Contracts
OTC options are cleared through the Options Clearing Corporation, which operates under the jurisdiction of both the Securities and Exchange Commission (SEC) and the Commodities Futures Trading Commission. The fair values of the collateral posted for futures and OTC options are discussed in the derivative collateral management section below.
Total Return Swaps
The Company engages in the use of OTC TRS, which allow the parties to exchange cash flows based on a variable reference rate such as the three-month LIBOR and the return of an underlying index. The fair value of the collateral posted for OTC TRS is discussed in the derivative collateral management section below.
The following table presents a summary of the aggregate notional amounts and fair values of the Company’s derivative instruments reported on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus as of December 31:

	2020			2019
		Gross Fair Value			Gross Fair Value
	Notional (1)	Assets	Liabilities	Notional (1)	Assets	Liabilities
OTC options	$1,667	341	—	194,850	283	—
Futures	231,731	—	—	238,907	—	—
TRS	5,000	—	—	8,000	—	—
Total derivative instruments		$341	—		283	—

(1) Notional amounts are presented on an absolute basis.

24 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

Derivative Collateral Management
The Company manages derivative collateral for the general account and separate account combined and separate collateral for exchange-traded and OTC derivatives. The total collateral posted for exchange-traded derivatives at December 31, 2020 and 2019, had a fair value of $49,781 and $24,773, respectively, and is included in Bonds on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus and recorded at amortized cost. The Company retains ownership of the exchange-traded collateral, but the collateral resides in an account designated by the exchange. The collateral is subject to specific exchange rules regarding rehypothecation. The Company had no collateral posted for OTC derivatives as of December 31, 2020 and 2019. The Company posts collateral to OTC counterparties based upon exposure amounts. The Company retains ownership of the OTC collateral.
(g)    Offsetting Assets and Liabilities
The Company elects to disclose derivative assets and liabilities eligible for offset under SSAP No. 64 – Offsetting and Netting of Assets and Liabilities on a gross basis on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus in accordance with the provisions set forth in SSAP No. 86. This treatment is consistent with the Company’s historical reporting presentation.
(h)    Restricted Assets
As of December 31, 2020, the Company had the following restricted assets, including assets pledged to others as collateral:

	Gross Restricted				Percentage
	Total general account	Total from prior year	Increase (decrease)	Total current year admitted restricted	Gross restricted to total assets	Admitted restricted to total admitted assets
On deposit with states	$1,662	1,667	(5)	1,662	—%	—%
Derivative collateral	48,071	24,310	23,761	48,071	1.1	1.1
Total restricted assets	$49,733	25,977	23,756	49,733	1.1%	1.1%
(6)    Fair Value Measurements
SSAP No. 100R – Fair Value establishes a fair value hierarchy that prioritizes the inputs used in the valuation techniques to measure fair value.
Level 1 –     Unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date.
Level 2 –     Valuations derived from techniques that utilize observable inputs, other than quoted prices included in Level 1, which are observable for the asset or liability either directly or indirectly, such as:
(a)    Quoted prices for similar assets or liabilities in active markets.
(b)    Quoted prices for identical or similar assets or liabilities in markets that are not active.
(c)    Inputs other than quoted prices that are observable.
(d)    Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3 –     Valuations derived from techniques in which the significant inputs are unobservable. Level 3 fair values reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk).
The Company has analyzed the valuation techniques and related inputs, evaluated its assets and liabilities reported at fair value, and determined an appropriate fair value hierarchy level based upon trading activity and the observability of market inputs. Based on the results of this evaluation and investment class analysis, each financial asset and liability was classified into Level 1, 2, or 3.

25 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

The following presents the assets and liabilities measured at fair value on a recurring basis and their corresponding level in the fair value hierarchy at December 31:

	2020
	Level 1	Level 2 (a)	Level 3	Total
Assets at fair value
Derivative assets	$—	341	—	341
Separate account assets	2,273,066	319,099	—	2,592,165
Total assets reported at fair value	2,273,066	319,440	—	2,592,506
Liabilities at fair value
Separate account derivative liabilities	—	194,296	—	194,296
Total liabilities reported at fair value	$—	194,296	—	194,296

(a) The Company does not have any assets or liabilities measured at net asset value (NAV) that are included in Level 2 within this table.

	2019
	Level 1		Level 2 (a)	Level 3	Total
Assets at fair value
Derivative assets	$—		283	—	283
Separate account assets	2,295,709		125,436	—	2,421,145
Total assets reported at fair value	2,295,709		125,719	—	2,421,428
Liabilities at fair value
Separate account derivative liabilities	—	36,644	51,037	—	51,037
Total liabilities reported at fair value	$—		51,037	—	51,037

(a) The Company does not have any assets or liabilities measured at NAV that are included in Level 2 within this table.
The following is a discussion of the methodologies used to determine fair values for the assets and liabilities listed in the above table. These fair values represent an exit price (i.e., what a buyer in the marketplace would pay for an asset in a current sale or charge to transfer a liability). The Company has not made changes to valuation techniques in 2020.
(a)    Valuation of Derivatives
Active markets for OTC options do not exist. The fair value of OTC options is derived internally, by calculating their expected discounted cash flows, using a set of calibrated, risk-neutral stochastic scenarios, including a market data monitor, a market data model generator, a stochastic scenario calibrator, and the actual asset pricing calculator. The valuation results are reviewed by Management via the Pricing Committee. OTC options that are internally priced and IRS are included in Level 2, because they use market observable inputs. TRS are included in Level 3 because they use valuation techniques in which significant inputs are unobservable. The fair value of futures is based on quoted market prices and are generally included in Level 1.
Certain derivatives are priced using external third-party vendors. The Company has controls in place to monitor the valuations of these derivatives. Using market observable inputs, IRS prices are derived from a third-party source and are independently recalculated internally and reviewed for reasonableness at the position level on a monthly basis. TRS prices are obtained from the respective counterparties. These prices are also

26 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

internally recalculated and reviewed for reasonableness at the position level on a monthly basis. The Company does not have insight into the specific inputs used by third-party vendors; however, the key unobservable input would generally include the spread.
(b)    Valuation of Separate Account Assets and Separate Account Derivative Liabilities
Separate account assets and Separate account derivative liabilities, with the exception of certain bonds, cash, cash equivalents and investment income due and accrued, are carried at fair value, which is based on the fair value of the underlying assets which are described throughout this note. Funds in the separate accounts are primarily invested in variable investment option funds with the following investment types: bond, domestic equity, international equity, or specialty. Variable investment option funds are included in Level 1 because their fair value is based on quoted prices in active, observable markets. The remaining investments are categorized similar to the investments held by the Company in the general account (e.g., if the separate account invested in bonds, short-term investments and derivatives, that portion could be classified within Level 2 or Level 3). Certain bonds, cash and cash equivalents, along with related accrued investment income and receivables, carried at amortized cost within the separate account have an amortized cost of $1,181,701 and $810,917 as of December 31, 2020 and 2019, respectively, and a fair value of $1,267,749 and $843,261 as of December 31, 2020 and 2019, respectively. Separate account assets carried at amortized cost are included in the table in section 6(g) below.
(c)    Level 3 Rollforward
The following table provides a reconciliation of the beginning and ending balances for the Company’s Level 3 assets and liabilities measured at fair value on a recurring basis:

	January 1, 2020	Transfers into Level 3	Transfers out of Level 3	Total gains and (losses) included in Net Income	Total gains and (losses) included in Surplus	Purchases, issuances, sales and settlements	December 31, 2020

TRS asset	$—	—	—	9,020	—	(9,020)	—
Total Level 3 assets	—	—	—	9,020	—	(9,020)	—

TRS liability	—			(8,366)	—	8,366	—
Total Level 3 liabilities	$—	—	—	(8,366)	—	8,366	—

	January 1, 2019	Transfers into Level 3	Transfers out of Level 3	Total gains and (losses) included in Net Income	Total gains and (losses) included in Surplus	Purchases, issuances, sales and settlements	December 31, 2019

TRS asset	$—	—	—	1,182	—	(1,182)	—
Total Level 3 assets	—	—	—	1,182	—	(1,182)	—

TRS liability	—			(1,827)	—	1,827	—
Total Level 3 liabilities	$—	—	—	(1,827)	—	1,827	—
(d)    Transfers
The Company reviews its fair value hierarchy classifications annually. Transfers between levels occur when there are changes in the observability of inputs and market activity.
For the years ended December 31, 2020 and 2019, the Company did not have any transfers into or out of Level 3.
(e)    Sensitivity of Fair Value Measurements to Changes in Unobservable Inputs
Derivative assets and liabilities: The TRS are priced by a third-party vendor and the Company internally reviews the valuation for reasonableness. The Company does not have insight into the specific inputs used; however, the key unobservable input would generally include the spread. For a long position, a significant

27 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

increase (decrease) in the spread used in the fair value of the TRS in isolation could result in higher (lower) fair value. For a short position, a significant increase (decrease) in the spread used in the fair value of the TRS in isolation could result in lower (higher) fair value.
(f)    Estimates
The Company has been able to estimate the fair value of all financial assets and liabilities.
(g)    Aggregate Fair Value of Financial Instruments
The following tables present the carrying amounts and fair values of all financial instruments at December 31 (b):

	2020
			Fair Value
	Aggregate Fair Value	Admitted Assets/ Carrying Value	Level 1	Level 2	Level 3
Financial Assets
Bonds	$633,107	572,795	102,107	531,000	—
Cash equivalents	12,279	12,279	12,279	—	—
Derivative assets	341	341	—	341	—
Separate account assets	3,859,915	3,773,866	2,334,838	1,525,077	—
Financial Liabilities
Deposit-type contracts	$6,056	4,956	—	—	6,056
Other investment contracts	539,498	389,832	—	—	539,498
Separate account liabilities	3,859,915	3,773,866	2,334,838	1,525,077	—

(b) The Company does not have any assets or liabilities measured at NAV that are included in Level 2 in this table. In addition, the Company has no assets or liabilities for which it is not practicable to measure at fair value.

	2019
			Fair Value
	Aggregate Fair Value	Admitted Assets/ Carrying Value	Level 1	Level 2	Level 3
Financial Assets
Bonds	$592,196	554,866	70,525	521,671	—
Cash equivalents	43,050	43,050	43,050	—	—
Derivative assets	283	283	—	283	—
Separate account assets	3,264,406	3,232,062	2,320,888	943,518	—
Financial Liabilities
Deposit-type contracts	$4,176	3,604	—	—	4,176
Other investment contracts	519,727	397,644	—	—	519,727
Separate account liabilities	3,264,406	3,232,062	2,320,888	943,518	—

(b) The Company does not have any assets or liabilities measured at NAV that are included in Level 2 in this table. In addition, the Company has no assets or liabilities for which it is not practicable to measure at fair value.

A description of the Company’s valuation techniques for financial instruments not reported at fair value and categorized within the fair value hierarchy is shown below:
Valuation of Bonds
The fair value of bonds is based on quoted market prices in active markets when available. Based on the market data, the securities are categorized into asset class, and based on the asset class of the security, appropriate pricing applications, models and related methodology, and standard inputs are utilized to determine what a buyer in the marketplace would pay for the security in a current sale. When quoted prices are not readily available or in an inactive market, standard inputs used in the valuation models, listed in approximate order of priority, include, but are not limited to, benchmark yields, reported trades, Municipal Securities

28 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

Rulemaking Board reported trades, Nationally Recognized Municipal Securities Information Repository material event notices, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic events. In some cases, including private placement securities and certain difficult-to-price securities, internal pricing models may be used that are based on market proxies. Internal pricing models based on market spread and U.S. Treasury rates are used to value private placement holdings. The primarily unobservable input used in the discounted cash flow models for states and political subdivisions, foreign government, and corporate bonds is a corporate index option adjusted spread (OAS). CDOand certain mortgage-backed securities are priced by a third-party vendor and the Company internally reviews the valuation for reasonableness. The Company does not have insight into the specific inputs; however, the key unobservable inputs would generally include default rates.
Generally, U.S. Treasury securities and exchange-traded stocks are included in Level 1. Most bonds for which prices are provided by third-party pricing sources are included in Level 2, because the inputs used are market observable. Bonds for which prices were obtained from broker quotes, certain bonds without active trading markets and private placement securities that are internally priced are included in Level 3.
Valuation of Cash Equivalents
Cash equivalents are comprised of money market mutual funds. The fair value of money market mutual funds are based on quoted market prices in active markets and included in Level 1.
Valuation of Deposit-Type Contracts
Fair values of deposit-type contracts are based on discounted cash flows using internal inputs, including the discount rate and consideration of the Company’s own credit standing and a risk margin for actuarial inputs.
Valuation of Other Investment Contracts
Other investment contracts are included within Life policies and annuity contracts within the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. Other investment contracts include certain reserves related to deferred annuities and other payout annuities that may include life contingencies, but do not have significant mortality risk due to substantial periods certain. Fair values are based on discounted cash flows using internal inputs, including the discount rate and consideration of the Company’s own credit standing and a risk margin for market inputs.
Valuation of Separate Account Liabilities
The fair value of separate account liabilities approximates the fair value of separate account assets.
(7)    Income Taxes
(a)    Deferred Tax Assets and Liabilities
The components of the net DTA or net DTL are as follows:

	December 31, 2020
	Ordinary	Capital	Total
Total gross deferred tax assets	$16,394	676	17,070
Statutory valuation allowance adjustments	—	—	—
Adjusted gross deferred tax assets	16,394	676	17,070
Deferred tax assets nonadmitted	(8,771)	—	(8,771)
Subtotal net admitted deferred tax assets	7,623	676	8,299
Deferred tax liabilities	(1,812)	—	(1,812)
Net admitted deferred tax assets	$5,811	676	6,487

29 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

	December 31, 2019
	Ordinary	Capital	Total
Total gross deferred tax assets	$11,500	10	11,510
Statutory valuation allowance adjustments	—	—	—
Adjusted gross deferred tax assets	11,500	10	11,510
Deferred tax assets nonadmitted	(5,083)	—	(5,083)
Subtotal net admitted deferred tax assets	6,417	10	6,427
Deferred tax liabilities	(2,120)	—	(2,120)
Net admitted deferred tax assets	$4,297	10	4,307

	Change
	Ordinary	Capital	Total
Total gross deferred tax assets	$4,894	666	5,560
Statutory valuation allowance adjustments	—	—	—
Adjusted gross deferred tax assets	4,894	666	5,560
Deferred tax assets nonadmitted	(3,688)	—	(3,688)
Subtotal net admitted deferred tax assets	1,206	666	1,872
Deferred tax liabilities	308	—	308
Net admitted deferred tax assets	$1,514	666	2,180
The amount of admitted adjusted gross DTAs allowed under each component of SSAP No. 101 – Income Taxes (SSAP No. 101) as of December 31 are as follows:

	December 31, 2020
	Ordinary	Capital	Total
Federal income taxes paid in prior years recoverable through loss carrybacks (11.a)	$—	676	676
Adjusted gross DTAs expected to be realized after application of the threshold limitations
Lesser of 11.b.i or 11.b.ii:
Adjusted gross DTAs expected to be realized following the balance sheet date (11.b.i.)	5,811	—	5,811
Adjusted gross DTAs allowed per limitation threshold (11.b.ii)	N/A	N/A	22,422
Lesser of 11.b.i or 11.b.ii	5,811	—	5,811
Adjusted gross DTAs offset by gross DTLs (11.c)	1,812	—	1,812
Deferred tax assets admitted	$7,623	676	8,299

	December 31, 2019
	Ordinary	Capital	Total
Federal income taxes paid in prior years recoverable through loss carrybacks (11.a)	$—	10	10
Adjusted gross DTAs expected to be realized after application of the threshold limitations
Lesser of 11.b.i or 11.b.ii:
Adjusted gross DTAs expected to be realized following the balance sheet date (11.b.i.)	4,297	—	4,297
Adjusted gross DTAs allowed per limitation threshold (11.b.ii)	N/A	N/A	25,054
Lesser of 11.b.i or 11.b.ii	4,297	—	4,297
Adjusted gross DTAs offset by gross DTLs (11.c)	2,120	—	2,120
Deferred tax assets admitted	$6,417	10	6,427

30 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

	Change
	Ordinary	Capital	Total
Federal income taxes paid in prior years recoverable through loss carrybacks (11.a)	$—	666	666
Adjusted gross DTAs expected to be realized after application of the threshold limitations
Lesser of 11.b.i or 11.b.ii:
Adjusted gross DTAs expected to be realized following the balance sheet date (11.b.i.)	1,513	—	1,513
Adjusted gross DTAs allowed per limitation threshold (11.b.ii)	N/A	N/A	(2,632)
Lesser of 11.b.i or 11.b.ii	1,513	—	1,513
Adjusted gross DTAs offset by gross DTLs (11.c)	(308)	—	(308)
Deferred tax assets admitted	$1,205	666	1,871
Ratios used for threshold limitation as of December 31 are as follows:

	December 31
	2020	2019	Change
Ratio percentage used to determine recovery period and threshold limitation amount	1,028%	1,467%	(439)%
Amount of adjusted capital and surplus used to determine recovery period threshold limitation	$149,483	167,029	(17,546)
Impact of tax planning strategies on the determination of net admitted adjusted gross DTAs is as follows:

December 31, 2020
	Ordinary	Capital	Total
Net admitted adjusted gross DTAs - (percentage of total net admitted adjusted gross DTAs)	—%	—%	—%

December 31, 2019
	Ordinary	Capital	Total
Net admitted adjusted gross DTAs - (percentage of total net admitted adjusted gross DTAs)	—%	—%	—%

Change
	Ordinary	Capital	Total
Net admitted adjusted gross DTAs - (percentage of total net admitted adjusted gross DTAs)	—%	—%	—%
The Company’s tax planning strategies do not include the use of reinsurance.
(b)    Unrecognized Deferred Tax Liabilities
There are no temporary differences for which DTLs are not recognized.
(c)    Current and Deferred Income Taxes
The significant components of income taxes incurred (i.e. Current income tax expense) include:

31 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

	December 31
	2020	2019	2018	2020-2019 Change	2019-2018 Change
Current year federal tax expense (benefit) - ordinary income	$1,280	(7,343)	(292)	8,623	(7,051)
Current year foreign tax expense (benefit) - ordinary income	—	—	—	—	—
Subtotal	1,280	(7,343)	(292)	8,623	(7,051)
Current year tax expense (benefit) - net realized capital gains (losses)	652	118	(335)	534	453
Federal and foreign income taxes incurred	$1,932	(7,225)	(627)	9,157	(6,598)
DTAs and DTLs consist of the following major components:

	December 31
Deferred tax assets	2020	2019	Change
Ordinary:
Deferred acquisition costs	$2,879	2,539	340
Policyholder reserves	12,294	8,168	4,126
Expense accruals	1	1	—
Investments	1,216	745	471
Nonadmitted assets	4	47	(43)
Subtotal	16,394	11,500	4,894
Nonadmitted ordinary deferred tax assets	(8,771)	(5,083)	(3,688)
Admitted ordinary tax assets	7,623	6,417	1,206
			—
Capital:			—
Impaired assets	676	10	666
Subtotal	676	10	666
Admitted capital deferred tax assets	676	10	666
Admitted deferred tax assets	$8,299	6,427	1,872

	December 31
Deferred tax liabilities	2020	2019	Change
Ordinary:
Investments	$(255)	(231)	(24)
Policyholder reserves	(1,551)	(1,862)	311
Deferred and uncollected premiums	(6)	(27)	21
Subtotal	(1,812)	(2,120)	308

Capital:
Other	—	—	—
Subtotal	—	—	—
Deferred tax liabilities	(1,812)	(2,120)	308
Net deferred tax asset	$6,487	4,307	2,180
The realization of the DTAs is dependent upon the Company’s ability to generate sufficient taxable income in future periods. Based on historical results and the prospects for future current operations, management anticipates that it is more likely than not that future taxable income will be sufficient for the realization of the remaining DTAs.
The Coronavirus Aid, Relief, and Economic Security Act, (CARES Act of 2020) was enacted on March 27, 2020, thereby allowing net operating losses (NOLs) arising in tax years beginning after December 31, 2017, and before January 1, 2021 (e.g., NOLs incurred in 2018, 2019, or 2020 by a calendar-year taxpayer) to be carried back to each of the five tax years preceding the tax year of such loss.
In computing taxable income, life insurance companies are allowed a deduction attributable to their life insurance and accident and health reserves. The Tax Act of 2017 significantly changed the methodology by which these reserves are computed for tax purposes. The changes are effective for tax years beginning after

32 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

2017 and are subject to a transition rule that spreads the additional income tax liability over the subsequent eight years beginning in 2018.  Due to complexities in the new methodology and limited guidance from the Internal Revenue Service and U.S. Treasury, the Company has recorded provisional amounts for the deferred tax revaluation associated with the changes in the computation of life insurance tax reserves based on information available at December 31, 2017.  Pursuant to Interpretation of the SAP Working Group 18-01: Updated Tax Estimates under the Tax Cuts and Jobs Act, provisional tax computations related to these amounts were reasonably estimated as of December 31, 2017 and have been adjusted based on guidance received from Internal Revenue Service and U.S. Treasury. Adjusted amounts are reflected in the Company's results of operations for the years ended December 31, 2020, 2019, and 2018.
The Change in net deferred income tax is comprised of the following (this analysis is exclusive of the nonadmitted DTAs as the Change in nonadmitted assets is reported separately from the Change in net deferred income tax in the Unassigned surplus section of the Statutory Statements of Capital and Surplus):

	December 31
	2020	2019	Change
Net deferred tax assets	$15,257	9,390	5,867
Statutory valuation allowance adjustment	—	—	—
Net deferred tax assets after statutory valuation allowance	15,257	9,390	5,867
Tax effect of unrealized gains/(losses)	(1,216)	(745)	(471)
Change in net deferred income tax			$5,397
(d)    Reconciliation of Federal Income Tax Rate to Actual Effective Rate
The provision for federal income taxes incurred is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The significant items causing this difference are as follows:

	December 31, 2020	December 31, 2019	December 31, 2018
Federal income tax rate	21.0%	21.0%	21.0%
Amortization of IMR	1.2	1.6	—
Dividends received deduction	(3.7)	(4.3)	(1.9)
Tax hedges	—	0.7	(0.2)
Tax hedge reclassification	(31.5)	(73.9)	(19.3)
Non-deductible expenses	—	0.1	0.1
Change in deferred tax on non-admitted assets	0.2	(0.2)	—
Prior period adjustments	—	0.9	(1.0)
Change in deferred tax impairments	(2.5)	0.5	(0.3)
Realized Capital Gains Tax	2.4	—	—
Effective tax rate	(12.9)%	(53.6)%	(1.6)%

Federal and foreign income taxes incurred (1)	4.7%	(36.8)%	(0.7)%
Realized Capital Gains Tax	2.4	—	—
Change in net deferred income taxes	(20.0)	(16.8)	(0.9)
Effective tax rate	(12.9)%	(53.6)%	(1.6)%
(1) Prior to 2020, tax on capital gains (losses) was excluded from federal and foreign income taxes incurred and detailed in Note 5(c).
(e)    Carryforwards, Recoverable Taxes, and IRC Section 6603 Deposits
As of December 31, 2020, there are no operating losses or tax credit carryforwards available for tax purposes.
There are no Federal income taxes available for recoupment in the event of future net losses.
There are no aggregate deposits admitted under Section 6603 of the IRC.
The Company had no tax contingencies computed in accordance with SSAP No. 101 as of December 31, 2020 and 2019.

33 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in federal income tax expense. During the years ended December 31, 2020 and 2019, the Company recognized no such expenses.
(f)    Consolidated Federal Income Tax Return
The Company is included in the consolidated group for which AZOA files a federal income tax return on behalf of all group members. As a member of the AZOA consolidated group, the Company is no longer subject to US Federal and non-US income tax examinations for years prior to 2016, though examinations of combined returns filed by AZOA, which include the Company by certain US state and local tax authorities, may still be conducted for 2008 and subsequent years. The last Internal Revenue Service (IRS) examination of AZOA involved the federal income tax returns filed by AZOA for the 2015 tax year, which included carrybacks to the 2012 tax year. This examination concluded in October 2018 with the IRS only making one immaterial adjustment that increased the Company's tax liability for 2012 by approximately $530. The IRS has also initiated an examination of AZOA's 2017 and 2018 income tax returns, which is expected to close by the end of 2021.
As of December 31, 2020, the companies included in the consolidated group for which AZOA files a federal income tax return is included below:

Members of Consolidated Tax Group
Allianz Life Insurance Company of New York	Allianz Life Insurance Company of Missouri
Allianz Life Insurance Company of North America	Allianz Underwriters Insurance Company
AZOA Services Corporation	AGCS Marine Insurance Company
Allianz Global Risks US Insurance Company	William H. McGee & Co., Inc.
Allianz Reinsurance of America, Inc.	Fireman’s Fund Insurance Company
Allianz Technology of America, Inc.	Fireman’s Fund Indemnity Corporation
Allianz Renewable Energy Partners of America LLC	National Surety Corporation
Allianz Renewable Energy Partners of America 2 LLC	Chicago Insurance Company
PFP Holdings, Inc.	Interstate Fire & Casualty Company
AZL PF Investments, Inc.	Associated Indemnity Corporation
Dresdner Kleinwort Pfandbriefe Investments II, Inc.	American Automobile Insurance Company
Allianz Fund Investments, Inc.	The American Insurance Company
Yorktown Financial Companies, Inc.	Allianz Risk Transfer, Inc.
Questar Capital Corporation	Allianz Risk Transfer (Bermuda), Ltd.
Questar Asset Management, Inc.
Questar Agency, Inc.
(8)    Accident and Health Claim Reserves
Accident and health claim reserves are based on estimates that are subject to uncertainty. Uncertainty regarding reserves of a given accident year is gradually reduced as new information emerges each succeeding year, thereby allowing more reliable reevaluations of such reserves. While management believes that reserves as of December 31, 2020, are appropriate, uncertainties in the reserving process could cause reserves to develop favorably or unfavorably in the near term as new or additional information emerges. Any adjustments to reserves are reflected in the operating results of the periods in which they are made. Movements in reserves could significantly impact the Company’s future reported earnings.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

Activity in the accident and health claim reserves is summarized as follows:

	2020	2019	2018
Balance at January 1, net of reinsurance recoverables of $1,214, $529, and $622, respectively	$7,302	3,938	4,867
Incurred related to:
Current year	3,428	3,991	916
Prior years	(1,093)	749	(374)
Total incurred	2,335	4,740	542
Paid related to:
Current year	153	211	81
Prior years	1,650	1,165	1,390
Total paid	1,803	1,376	1,471
Balance at December 31, net of reinsurance recoverables of $1,079, $1,214, and $529, respectively	$7,834	7,302	3,938
Prior year incurred claim reserves for 2020 were favorable as a result of re-estimation of unpaid claims and claim adjustment expenses, principally on the individual LTC line of business. Prior year incurred claim reserves for 2019 reflect unfavorable claim development primarily within the individual LTC line of business. Prior year incurred claims reserves for 2018 reflect unfavorable claim development as a result of re-estimation of unpaid claims and claim adjustment expenses, principally on individual LTC and group health lines of business.
(9)    Reinsurance
The Company primarily enters into reinsurance agreements to manage risk resulting from its life, annuity, and accident and health businesses, as well as businesses the Company has chosen to exit. In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding risks under excess coverage and coinsurance contracts.
The Company monitors the financial exposure and financial strength of the reinsurers on an ongoing basis. The Company attempts to mitigate risk by securing recoverable balances with various forms of collateral, including arranging trust accounts and letters of credit with certain reinsurers.
The effect of reinsurance on reserves and claims, for amounts recoverable from other insurers, was as follows:

	For the years ended December 31,
Reduction in:	2020	2019
Aggregate reserves	$6,184	5,537
Policy and contract claims	183	197

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

The Company assumed no business from other companies for the years ended December 31, 2020, 2019, and 2018. Life insurance, annuities, and accident and health business ceded to other companies are as follows:

Year ended	Direct amount	Ceded to other companies	Net amount
December 31, 2020
Life insurance in force	$328,472	293,458	35,014
Premiums:
Life	884	734	150
Annuities	425,561	—	425,561
Accident and health	3,224	436	2,788
Total premiums	$429,669	1,170	428,499

December 31, 2019
Life insurance in force	$49,947	42,359	7,588
Premiums:
Life	807	655	152
Annuities	371,966	—	371,966
Accident and health	3,341	444	2,897
Total premiums	$376,114	1,099	375,015

December 31, 2018
Life insurance in force	$53,361	48,195	5,166
Premiums:
Life	922	744	178
Annuities	298,637	—	298,637
Accident and health	3,367	467	2,900
Total premiums	$302,926	1,211	301,715
There are no nonaffiliated reinsurers owned in excess of 10% or controlled, either directly or indirectly, by the Company or by a representative, officer, trustee, or director of the Company.
There are no policies issued by the Company that have been reinsured with a company chartered in a country other than the United States that is owned in excess of 10% or controlled directly or indirectly by an insured, a beneficiary, a creditor, or any other person not primarily engaged in the insurance business.
The Company does not have any reinsurance agreements in effect under which the reinsurer may unilaterally cancel any reinsurance for reasons other than for nonpayment of premium or other similar credits.
The Company does not have reinsurance agreements in effect such that the amount of losses paid or accrued through the statement date may result in a payment to the reinsurer of amounts that, in aggregate and allowing for offset of mutual credits from other reinsurance agreements with the same reinsurer, exceed the total direct premium collected under the reinsured policies.
The Company did not write off any uncollectible recoverables during 2020, 2019, and 2018.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

(10)    Annuity Actuarial Reserves and Deposit Liabilities by Withdrawal Characteristics
Information regarding the Company’s annuity actuarial reserves and deposit liabilities by withdrawal characteristics at December 31 is as follows:

	2020	Percentage of total	2019	Percentage of total
Subject to discretionary withdrawal:
With market value adjustment	$94,060	2%	$60,359	2%
At book value less current surrender charges of 5% or more	1,172,480	30	738,120	21
At market value	2,087,722	53	2,297,154	65
Total with adjustment or at market value	3,354,262	85	3,095,633	88
At book value without adjustment (minimal or no charge or adjustment)	489,561	12	381,487	11
Not subject to discretionary withdrawal	78,609	3	65,387	1
Total gross	3,922,432	100%	3,542,507	100%
Reinsurance ceded	—		—
Total net	$3,922,432		$3,542,507

Reconciliation of total annuity actuarial reserves and deposit fund liabilities:	2020	2019
Life, Accident and Health Annual Statement:
Annuities, net (excluding supplementary contracts with life contingencies)	$376,832	397,644
Supplemental contracts with life contingencies, net	20,886	18,688
Deposit-type contracts	4,956	3,604
Subtotal	402,674	419,936
Separate Accounts Annual Statement:
Annuities, net (excluding supplementary contracts with life contingencies)	3,519,106	3,121,880
Supplemental contracts with life contingencies, net	652	691
Subtotal	3,519,758	3,122,571
Total annuity actuarial reserves and deposit fund liabilities	$3,922,432	3,542,507

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

(11)    Life Actuarial Reserves by Withdrawal Characteristics
Information regarding the Company’s life actuarial reserves by withdrawal characteristics at December 31 is as follows:

	2020
General Account	Account value	Cash value	Reserve
Subject to discretionary withdrawal, surrender values, or policy loans:
Universal life	$37	28	969
Indexed life	1,644	1,511	1,580
Other permanent cash value life insurance	354	354	354
Not subject to discretionary withdrawal or no cash values:
Term policies without cash value	XXX	XXX	271
Miscellaneous reserves	XXX	XXX	13,223
Total gross	2,035	1,893	16,397
Reinsurance ceded	—	—	357
Total net (1)	$2,035	1,893	16,040
(1) Balances reflected within this disclosure reside in the Company's general account; the Company's separate accounts do not contain Life business.

	2019
General Account	Account value	Cash value	Reserve
Subject to discretionary withdrawal, surrender values, or policy loans:
Universal life	$51	198	726
Indexed life	1,623	1,471	1,571
Other permanent cash value life insurance	538	538	538
Not subject to discretionary withdrawal or no cash values:
Term policies without cash value	XXX	XXX	264
Miscellaneous reserves	XXX	XXX	272
Total gross	2,212	2,207	3,371
Reinsurance ceded	—	—	11
Total net (1)	$2,212	2,207	3,361
(1) Balances reflected within this disclosure reside in the Company's general account; the Company's separate accounts do not contain Life business.
The Company does not have any Life policies with either guarantees or nonguarantees in the separate account.

Reconciliation of total life actuarial reserves:	2020	2019
Life, Accident, and Health Annual Statement:
Life insurance, net	$2,781	$3,088
Miscellaneous reserves, net	13,259	272
Total life actuarial reserves	$16,040	$3,361

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

(12)    Separate Accounts
The Company’s separate accounts represent funds held for the benefit of contract holders entitled to payments under variable annuity contracts issued through the Company’s separate accounts and underwritten by the Company.
As of December 31, 2020 and 2019, the Company's separate accounts are classified as nonguaranteed. Information regarding the Company’s separate accounts for the years ended December 31 is as follows:

	2020	2019
Premiums, considerations, or deposits	$401,472	352,992

Reserves for account, with assets at fair value	2,338,554	2,297,845
Reserves for account, with assets at amortized cost	1,181,205	824,726
Total reserves	3,519,759	3,122,571
By withdrawal characteristics:
At fair value	2,337,902	2,297,154
At book value without MV adjustment and with current surrender charge of 5% or more	921,552	737,371
At book value without MV adjustment and with current surrender charge of less than 5%	259,653	87,355
Subtotal	3,519,107	3,121,880
Not subject to discretionary withdrawal	652	691
Total	$3,519,759	3,122,571
As of December 31, 2020 and 2019, the Company’s separate accounts included legally insulated assets and non-insulated assets attributed to the following products/transactions:

	2020		2019
Product/transaction	Legally insulated	Not legally insulated	Legally insulated	Not legally insulated
Variable Annuities	$2,130,361	—	2,194,429	—
Variable Annuities (Non-Unitized Non-Insulated)	—	1,643,505	—	1,037,633
Total	$2,130,361	1,643,505	2,194,429	1,037,633
The Company’s separate account liabilities contain guaranteed benefits. The liabilities for guaranteed benefits are supported by the Company’s general account assets. To compensate the general account for the risk taken, the separate account paid risk charges of $26,544, $37,538, $36,073, $33,270, and $30,266 during the past five years, respectively. The general account of the Company paid $929, $1,019, $465, $13, and $2,140 towards separate account guarantees during the past five years, respectively.
A reconciliation of net transfers to separate accounts for the years ended December 31 is included in the following table:

	2020	2019	2018
Transfers as reported in the Summary of Operations of the Separate Accounts Annual Statement:
Transfers to separate accounts	$401,472	352,992	298,627
Transfers from separate accounts	(215,753)	(217,517)	(191,108)
Net transfers to separate accounts	185,719	135,475	107,519
Reconciling adjustments:
Other adjustments	296	(495)	202
Transfers as reported in the Statutory Statements of Operations	$186,015	134,980	107,721

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

(13)     Related-Party Transactions
(a)     Real Estate
The Company subleases office space from an affiliate. In connection with this agreement, the Company incurred rent expense of $76, $56, and $25 in 2020, 2019, and 2018, respectively, which is included in General and administrative expenses on the Statutory Statements of Operations.
(b)     Service Fees
The Company incurred fees for administrative services provided by Allianz Life of $10,372, $10,113 and $9,500 in 2020, 2019, and 2018, respectively. The Company’s liability for these expenses was $1,272 and $791 as of December 31, 2020 and 2019, respectively, and is included in Payable to parent and affiliates on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. In the normal course of business, the outstanding amount is settled in cash.
The Company incurred fees for investment advisory services provided by affiliated companies of $1,128, $870, and $668 in 2020, 2019, and 2018, respectively. The Company’s liability for these charges was $108 and $78 as of December 31, 2020 and 2019, respectively, and is included in Payable to parent and affiliates on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus. In the normal course of business, the outstanding amount is settled in cash.
The Company has an agreement with Allianz Investment Management, LLC which has subsequent agreements with its affiliates Pacific Investment Management Company (PIMCO), Oppenheimer Capital LLC (OpCap), and with certain other related parties whereby (1) specific investment options managed by PIMCO and OpCap are made available through the Company's separate accounts to holders of the Company's variable annuity products, and (2) the Company receives compensation for providing administrative and recordkeeping services relating to the investment options managed by PIMCO and OpCap. Income recognized by the Company from these affiliates for distribution and in-force related costs as a result of providing investment options to the contractholders was $787, $885, and $965 during 2020, 2019, and 2018, respectively, which is included in Fees from separate accounts on the Statutory Statements of Operations. The related receivable for the fees was $66 and $74 at December 31, 2020 and 2019, respectively, which is included in Other assets on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus.
The Company has incurred commission expense related to the distribution of variable annuity products from Allianz Life Financial Services, LLC, (ALFS), an affiliated company, in the amount of $31,064, $27,988, and $24,155 for the years ended December 31, 2020, 2019, and 2018, respectively.
The Company has an agreement with ALFS, whereby 12b-1 fee receivables are assigned to the Company and Allianz Life. The Company has also agreed with Allianz Life to share in reimbursing ALFS for direct and indirect expenses incurred in performing services for the Company and Allianz Life. In the event that assigned receivables exceed expenses, ALFS records a loss on the transaction with the Company and a dividend-in-kind to Allianz Life. The Company recorded revenue from this agreement of $3,936, $4,163, and $4,236 for the years ended December 31, 2020, 2019, and 2018, respectively. The Company recorded expenses related to this agreement of $6,027, $7,135, and $4,973 for the years ended December 31, 2020, 2019, and 2018, respectively.
(c)     Reinsurance
The Company cedes certain term life and universal life insurance policies to Allianz Life. At December 31, 2020 and 2019, the Company had no reinsurance recoverables and receivables from Allianz Life included in Other assets on the Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus.

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ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

(d)     Line of Credit Agreement
The Company has a line of credit agreement with its parent, Allianz Life Insurance Company of North America (Allianz Life) to provide liquidity as needed. The Company’s borrowing capacity under the agreement is limited to 5% of the general account admitted assets of the Company as of the preceding year end. The interest rate for borrowing under the agreement is based on the 1 month USD LIBOR rate. Borrowed amounts can be prepaid at any time with no prepayment penalty. Allianz Life provided $25,000 to the Company under the terms of this agreement on March 17, 2020 and the loan was paid in full on April 15, 2020. There was no interest accrued as of December 31, 2020 and 2019. There was no outstanding balance under the line of credit agreement as of December 31, 2020, and 2019.
(14)    Employee Benefit Plans
The Company participates in the Allianz Asset Accumulation Plan (AAAP), a defined contribution plan sponsored by Allianz of America Corporation. Eligible employees are immediately enrolled in the AAAP on their first day of employment. The AAAP will accept participants’ pretax, Roth 401(k), and/or after-tax contributions up to 80% of the participants’ eligible compensation, although contributions remain subject to annual limitations set by the Internal Revenue Service. The Company matches up to a maximum of 7.5% of the employees’ eligible compensation. Participants are 100% vested in the Company’s matching contribution after three years of service.
The AAAP administration expenses and the trust fund, including trustee fees, investment manager fees, and audit fees, are payable from the trust fund but may, at the Company’s discretion, be paid by the Company. All legal fees are paid by the Company. It is the Company’s policy to fund the AAAP costs as incurred. The Company has expensed $323, $295, and $252 in 2020, 2019, and 2018, respectively, toward the AAAP matching contributions and administration expenses.
(15)    Statutory Capital and Surplus
Statutory accounting practices prescribed or permitted by the Company’s state of domicile are directed toward insurer solvency and protection of policyholders. As such, the Company is required to meet minimum statutory capital and surplus requirements. The Company’s statutory capital and surplus as of December 31, 2020 and 2019 were in compliance with these requirements. The maximum amount of dividends that can be paid by New York insurance companies to stockholders without prior approval of the Department is subject to restrictions relating to statutory earned surplus, also known as unassigned funds. Unassigned funds are determined in accordance with the accounting procedures and practices governing preparation of the statutory annual statement. In accordance with New York statutes, the Company may declare and pay from its Unassigned surplus cash dividends of not more than the lesser of 10% of its beginning-of-the year statutory surplus, or its net gain from operations of the insurer, not including realized gains, for the 12-month period ending the 31st day of the preceding year. Based on these restrictions, ordinary dividends of $15,597 can be paid in 2021 without prior approval of the Department. The Company paid no dividends in 2020, 2019, and 2018.
Regulatory Risk-Based Capital
An insurance enterprise’s state of domicile imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of an enterprise’s regulatory total adjusted capital to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. This ratio for the Company significantly exceeds required minimum thresholds as of December 31, 2020 and 2019.
(16)    Direct Premiums Written by Third-Party Administrators
The Company has direct premiums written by third-party administrators (TPAs). The types of business written by the TPAs include life, accidental death and dismemberment, medical, disability, excess risk, and LTC. The authority granted to the TPAs includes claims payment, claims adjustment, underwriting, binding authority, and premium collection. Total premiums written by TPAs were $883, $803, and $935 for 2020, 2019, and 2018, respectively. For

41 of 42

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
Notes to the Statutory Financial Statements
(Dollars in thousands, except share data and security holdings quantities)

the years ended December 31, 2020, 2019, and 2018, there were no individual TPAs that wrote premiums that equaled at least 5% of the capital and surplus of the Company.
(17)    Reconciliation to the Annual Statement
The Company is required to file an Annual Statement with the Department. As of December 31, 2020 and 2019, there is no difference in admitted assets or liabilities between this report and the Annual Statement. As of December 31, 2020, 2019, and 2018, there is no difference in capital and surplus or net income between this report and the Annual Statement.
(18)    Commitments and Contingencies
The Company is or may become subject to claims and lawsuits that arise in the ordinary course of business. In the opinion of management, the ultimate resolution of any such known litigation will not have a material adverse effect on the Company's financial position.
The Company is contingently liable for possible future assessments under regulatory requirements pertaining to insolvencies and impairments of unaffiliated insurance companies. Provision has been made for assessments currently received and assessments anticipated for known insolvencies.
The financial services industry, variable and fixed annuities, life insurance, distribution companies, and broker-dealers, is subject to close scrutiny by regulators, legislators, and the media.
Federal and state regulators, such as state insurance departments, state securities departments, the SEC, the Financial Industry Regulatory Authority, the Internal Revenue Service, and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning various selling practices, including suitability reviews, product exchanges, sales to seniors, and compliance with, among other things, insurance and securities law. The Company is, and may become, subject to ongoing market conduct examinations and investigations by regulators, which may have a material adverse effect on the Company.
It can be expected that annuity and life product designs, management, and sales practices will be an ongoing source of regulatory scrutiny and enforcement actions, litigation, and rulemaking.
These matters could result in legal precedents and new industry-wide legislation, rules, and regulations that could significantly affect the financial services industry, including life insurance and annuity companies. It is unclear at this time whether any such litigation or regulatory actions will have a material adverse effect on the Company in the future.
(19)    Subsequent Events
The Company has evaluated subsequent events through April 2, 2021, which is the date the Statutory Financial Statements were available to be issued. No material subsequent events have occurred since December 31, 2020 that require adjustment to the Statutory Financial Statements.

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